                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
[X]  Definitive Proxy Statement                Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

                        HEALTH MANAGEMENT SYSTEMS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
     (5)  Total fee paid:

        ------------------------------------------------------------------------
[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
     (3)  Filing Party:

        ------------------------------------------------------------------------
     (4)  Date Filed:

        ------------------------------------------------------------------------

                        HEALTH MANAGEMENT SYSTEMS, INC.
                             401 PARK AVENUE SOUTH
                            NEW YORK, NEW YORK 10016

        NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JUNE 4, 2002

     The Annual Meeting of Shareholders (the "Meeting") of Health Management Systems, Inc. (the "Company") will be held at the offices of the Company, 401 Park Avenue South, New York, New York, on June 4, 2002 at 11:00 a.m., Eastern Daylight Time, for the following purposes:

          1. To elect three directors to serve for two-year terms expiring at the annual meeting in 2004 and until their successors are elected and qualified;

          2. To consider and to take action on the approval of an award of options to purchase shares of Company common stock to Mr. James T. Kelly;

          3. To consider and to take action on the ratification of amendments to the Company's 1999 Long-Term Incentive Stock Plan;

          4. To consider and take action on the ratification of the selection of KPMG LLP as the Company's independent certified public accountants for fiscal year 2002; and

          5. To transact such other business as may properly come before the Meeting or any adjournments thereof.

     Only shareholders of record at the close of business on April 17, 2002 will be entitled to receive notice of and to vote at the Meeting.

     Shareholders are cordially invited to attend the Meeting in person. Whether or not you expect to attend, WE URGE YOU TO READ THE ACCOMPANYING PROXY STATEMENT AND THEN COMPLETE, SIGN, DATE, AND RETURN THE ENCLOSED FORM OF PROXY IN THE ACCOMPANYING POSTAGE-PREPAID ENVELOPE. It is important that your shares be represented at the Meeting by virtue of your executed proxies should you be unable to attend the Meeting in person. Your promptness in responding will assist us to prepare for the Meeting and to avoid the cost of a follow-up mailing. If you receive more than one form of proxy because you own shares registered in different names or at different addresses, each form of proxy should be completed and returned.

                                          Sincerely,

                                          /s/ KATHY L. ARENDT
                                          Kathy L. Arendt
                                          Secretary

April 30, 2002

                        HEALTH MANAGEMENT SYSTEMS, INC.
                             401 PARK AVENUE SOUTH
                            NEW YORK, NEW YORK 10016

                                PROXY STATEMENT

             ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JUNE 4, 2002

                              GENERAL INFORMATION

     This Proxy Statement is furnished to shareholders of Health Management Systems, Inc., a New York corporation (the "Company"), in connection with the solicitation by the Board of Directors of the Company of proxies for use at its Annual Meeting of Shareholders (the "Meeting"). The Meeting is scheduled to be held on Tuesday, June 4, 2002, at 11:00 a.m., Eastern Daylight Time, at the offices of the Company, 401 Park Avenue South, New York, New York, and at any adjournments thereof. It is anticipated that this Proxy Statement and the enclosed form of proxy will be mailed to shareholders on or about April 30, 2002.

     At the Meeting, shareholders will be asked to vote upon: (1) the election of three directors; (2) the approval of an award of options to purchase shares of Company Common Stock to Mr. James T. Kelly; (3) the ratification of amendments to the Company's 1999 Long-Term Incentive Stock Plan; (4) the ratification of the selection of independent certified public accountants for fiscal year 2002; and (5) such other business as may properly come before the Meeting and at any adjournments thereof.

VOTING RIGHTS AND VOTES REQUIRED

     The close of business on April 17, 2002 has been fixed as the record date (the "Record Date") for the determination of shareholders entitled to receive notice of and to vote at the Meeting. As of the close of business on such date, the Company had outstanding and entitled to vote 18,159,373 shares of common stock, par value $0.01 per share (the "Common Stock").

     A majority of the shares of Common Stock entitled to vote at the meeting must be represented in person or by proxy at the Meeting in order to constitute a quorum for the transaction of business. The record holder of each share of Common Stock entitled to vote at the Meeting will have one vote for each share so held.

     Directors are elected by a plurality of the votes cast. Shareholders may not cumulate their votes. The three candidates receiving the highest number of votes will be elected. In tabulating the votes, votes withheld in connection with the election of one or more nominees and broker nonvotes will be disregarded and will have no effect on the outcome of the vote.

     The affirmative vote of the holders of a majority of the shares of Common Stock represented at the Meeting in person or by proxy and entitled to vote thereat will be required to approve the grant of options to Mr. Kelly, to ratify the amendments to the 1999 Long-Term Incentive Plan and to ratify the selection of the Company's independent certified public accountants. In determining whether these proposals have received the requisite number of affirmative votes, abstentions and broker nonvotes will be disregarded and will have no effect on the outcome of the vote, although they will count for quorum purposes.

VOTING OF PROXIES

     If the accompanying proxy is properly executed and returned, the shares represented by the proxy will be voted at the Meeting as specified in the proxy. If no instructions are specified, the shares represented by any properly executed proxy will be voted FOR the election of the nominees listed below under "Election of Directors", FOR the approval of the option award to Mr. James T. Kelly, FOR the ratification of proposed amendments to the Company's 1999 Long-term Incentive Stock Plan, and FOR the ratification of the selection of independent certified public accountants.

REVOCATION OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by a shareholder at any time before it is exercised by: (i) written notice to the Secretary of the Company, (ii) timely notice of a properly executed proxy bearing a later date delivered to the Company, or (iii) voting in person at the Meeting.

SOLICITATION OF PROXIES

     The Company will bear the cost of this solicitation, including amounts paid to banks, brokers, and other record owners to reimburse them for their expenses in forwarding solicitation materials regarding the Meeting to beneficial owners of Common Stock. The solicitation will be by mail, with the materials being forwarded to shareholders of record and certain other beneficial owners of Common Stock by the Company's officers and other regular employees (at no additional compensation). Such officers and employees may also solicit proxies from shareholders by personal contact, by telephone, or by other means if necessary in order to assure sufficient representation at the Meeting.

     Mellon Investor Services L.L.C. has been retained to receive and tabulate proxies and to provide representatives to act as inspectors of election for the Meeting.

                      MATTERS SUBJECT TO SHAREHOLDER VOTE

1.  ELECTION OF DIRECTORS

     Pursuant to the Company's by-laws, the Board of Directors of the Company is currently divided into two classes, with one class standing for election each year for two-year terms. The terms of three directors, including one director appointed to replace a director who resigned at the end of calendar year 2001, will expire at the Meeting. Accordingly, the term of the three nominees listed below, if elected at the Meeting, will expire at the 2004 annual meeting. The terms of the other current directors listed below will expire at the 2003 annual meeting.

     The three persons designated by the Board of Directors as nominees for election as directors with terms expiring at the 2004 annual meeting are Randolph G. Brown, James T. Kelly and Galen D. Powers.

     Unless a contrary direction is indicated, it is intended that proxies received will be voted for the election as directors of the three nominees to serve for two-year terms expiring at the 2004 annual meeting, and in each case until their successors are elected and qualified. In the event any nominee for director declines or is unable to serve, the proxies may be voted for a substitute nominee selected by the Board of Directors. The Board of Directors expects that each nominee named in the following table will be available for election.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES.

                                                                                             SERVED AS
                                                                                             DIRECTOR
NAME                                     POSITION WITH THE COMPANY OR PRINCIPAL OCCUPATION     FROM
----                                     -------------------------------------------------   ---------
Nominees for directors for two-year terms ending in 2004:
Randolph G. Brown......................  Private Investor. Formerly Chairman and Chief         1998
                                         Executive Officer of One Inc., a surgery center
                                         management company.
James T. Kelly.........................  Private Investor. Director of American Dental         2001
                                         Partners, Inc. and Ameripath, Inc. Formerly
                                         Chairman of the Board and Chief Executive Officer
                                         of Lincare Holdings, Inc., a provider of oxygen
                                         and respiratory therapy services to patients in
                                         the home.
Galen D. Powers........................  Senior Founder of Powers, Pyles, Sutter &             1992
                                         Verville, P.C., a healthcare law firm; Director of
                                         MedCath, which owns and operates acute care
                                         hospitals that specialize in cardiovascular
                                         disease.
Directors continuing in office until 2003:
William F. Miller III..................  Chairman and Chief Executive Officer of the           2000
                                         Company.
William W. Neal........................  Affiliate of Piedmont Venture Partners and            1989
                                         Carolina Financial Group, venture capital firms.
Ellen A. Rudnick.......................  Executive Director, Entrepreneurship Program,         1997
                                         University of Chicago Graduate School of Business.
Richard H. Stowe.......................  Private Investor. Senior Advisor to Capital           1989
                                         Counsel LLC, an asset management firm.

EXECUTIVE OFFICERS AND DIRECTORS

     Certain information is set forth below with respect to the executive officers and directors of the Company as of April 17, 2002:

NAME                                                              POSITION
----                                                              --------
William F. Miller III..................  Chairman and Chief Executive Officer
Robert M. Holster......................  President and Chief Operating Officer
Philip Rydzewski.......................  Senior Vice President and Chief Financial Officer
William C. Lucia.......................  President, Payor Services Division
Randolph G. Brown......................  Director
James T. Kelly.........................  Director
William W. Neal........................  Director
Galen D. Powers........................  Director
Ellen A. Rudnick.......................  Director
Richard H. Stowe.......................  Director

     WILLIAM F. MILLER III, 52, Chairman and Chief Executive Officer, joined the Company in October 2000 as Chief Executive Officer and director. On December 14, 2000, Mr. Miller was elected Chairman of the Board. From 1983 through 1999, Mr. Miller served as President and Chief Operating Officer of EmCare Holdings, Inc., a leading national healthcare services firm that was acquired in 1997 by Laidlaw, Inc. From 1980 through 1983, Mr. Miller served as Administrator and Chief Operating Officer of Vail Mountain Medical. Prior to 1980, Mr. Miller served in various capacities at various hospital facilities. Mr. Miller is currently a director of LinCare, Inc. and AMN Healthcare, Inc.

     ROBERT M. HOLSTER, 55, joined the Company in April of 2001 as President and Chief Operating Officer. From 1993 through 1998, Mr. Holster served as President and Chief Executive Officer of HHL Financial Services, Inc., at the time one of the nation's largest healthcare accounts receivable management companies. From 1998 to 2000, Mr. Holster served as Trustee of the HHL Trust. Previously, Mr. Holster served as Executive Vice President of the Company from 1982 through 1993 and as a Director of the Company from 1989 through 1996. Prior to 1982, Mr. Holster served in a number of executive positions including Chief Financial Officer of Macmillan, Inc. and Controller of Pfizer Laboratories, a Division of Pfizer, Inc.

     PHILIP RYDZEWSKI, 39, Senior Vice President and Chief Financial Officer, joined the Company in April 2001 as Vice President and Controller. Previously, from 1990 until 1998, he was Vice President Finance and Corporate Controller for PHP Healthcare Corporation, a publicly held diversified healthcare services provider. Prior to that, from 1985 to 1990, Mr. Rydzewski was in the auditing and accounting services practice with KPMG LLP. Most recently, during 1999 and 2000, Mr. Rydzewski served as Vice President of Finance for a venture capital backed start-up firm, and provided merger and acquisition and business financial consulting services for several publicly held technology and consulting firms.

     WILLIAM C. LUCIA, 44, President, Payor Services Division, joined the Company in 1996. Mr. Lucia has held several positions with the Company including: Vice President and General Manager, Payor Services Division, 2000 to 2001; Vice President, Business Office Services, 1999 to 2000; Chief Operating Officer of Quality Medi-Cal Adjudications, Inc. ("QMA") (a wholly owned subsidiary of the Company) and Vice President of West Coast Operations, 1998 to 1999; Vice President and General Manager of QMA, 1997 to

1998; and Director of Information Systems for QMA, 1996 to 1997. Prior to joining the Company, Mr. Lucia served in various executive positions including Senior Vice President, Operations and Chief Information Officer for Celtic Life Insurance Company and Senior Vice President, Insurance Operations for North American Company for Life and Health Insurance. Mr. Lucia is a Fellow, Life Management Institute (LOMA).

     RANDOLPH G. BROWN, 59, was appointed a director of the Company in May 1998. Mr. Brown is a private investor who formerly served as Chairman and Chief Executive Officer of One-Inc., a developer and manager of refractive and cataract surgery centers in New York, from August of 1999 until he sold the business in October 2001. Previously, Mr. Brown had been an independent business consultant since November 1996, principally as a venture partner with Morgenthaler Venture Partners. From July 1987 through October 1996, Mr. Brown served in various senior executive positions, including Chairman, President and Chief Executive Officer for Medaphis Corporation, a provider of accounts receivable management services to hospital-affiliated physicians and hospitals. From 1978 to 1987, Mr. Brown served in various management positions with Humana Inc., at that time a provider of integrated healthcare delivery services.

     JAMES T. KELLY, 55, was appointed director of the Company in December of 2001. Mr. Kelly served as the Chief Executive Officer of Lincare Holdings, Inc., one of the nation's largest providers of oxygen and other respiratory therapy services to patients in the home, from 1986 through 1996, and served as Chairman of the Board from 1994 through 2000. Prior to becoming Lincare's Chief Executive Officer, Mr. Kelly served in a number of positions within the Mining and Metals Division of Union Carbide Corporation. Mr. Kelly is currently a director of American Dental Partners, Inc., Ameripath and several private companies.

     WILLIAM W. NEAL, 70, has served as a director of Health Management Systems, Inc. since 1989. Mr. Neal has been affiliated with Piedmont Venture Partners, a venture capital firm, since July 1996 and is also currently affiliated with the Carolina Financial Group, a venture capital firm. From 1989 to 1996, he served as Chief Executive officer of Broadway and Seymour, a company that provides software and computer systems to the banking industry. From 1985 through July 1989, he was a general partner of Welsh, Carson, Anderson & Stowe ("WCAS"), an investment firm. Mr. Neal was Senior Vice President, Marketing of Automated Data Processing, Inc. ("ADP") from 1984 to 1985 and a Group President of ADP from 1978 to 1984. He served as a director of ADP from 1982 to 1985.

     GALEN D. POWERS, 65, a director since 1992, is the Senior Founder of Powers, Pyles, Sutter & Verville P.C., a Washington, D.C. law firm specializing in healthcare and hospital law, which he founded in 1983. Mr. Powers was the first chief counsel of the federal Health Care Financing Administration (now Centers for Medicare and Medicaid Services) and has served as a director and the President of the American Health Lawyers Association. Mr. Powers is currently a director of MedCath, Inc., which owns and operates acute care hospitals that specialize in cardiovascular disease.

     ELLEN A. RUDNICK, 51, a director since 1997, is the Executive Director and Clinical Professor of the Entrepreneurship Program at the University of Chicago Graduate School of Business. She also serves as Chairman of CEO Advisors, Inc., a privately held consulting firm. From 1993 until 1999, Ms. Rudnick served as Chairman of Pacific Biometrics, Inc., a publicly held healthcare biodiagnostics company and its predecessor, Bioquant. From 1990 to 1992, she was President and Chief Executive Officer of Healthcare Knowledge Resources ("HKR"), a privately held healthcare information technology corporation, and subsequently served as President of HCIA, Inc. ("HCIA") following the acquisition of HKR by HCIA. From 1975 to 1990, Ms. Rudnick served in various positions at Baxter Health Care Corporation, including

Corporate Vice President and President of its Management Services Division. She also serves on the Boards of Liberty Mutual Insurance Company and Oxford Health Plans.

     RICHARD H. STOWE, 58, has served as a director since 1989. Mr. Stowe is a private investor and Senior Advisor to Capital Counsel LLC, an asset management firm. From 1979 until 1998, Mr. Stowe was a general partner of WCAS. Prior to 1979, he was a Vice President in the venture capital and corporate finance groups of New Court Securities Corporation (now Rothschild, Inc.). Mr. Stowe is also a director of MedQuist, Inc. a provider of medical record transcription services.

DIRECTORS' FEES

     Non-employee directors are paid $1,500 for each regularly scheduled Board of Directors meeting, $500 for each regularly scheduled committee meeting, and $250 for each special Board of Directors or committee meeting which they attend, and are reimbursed for expenses incurred in attending meetings.

     On December 15, 2000, William W. Neal, Ellen A. Rudnick, and Galen D. Powers were each granted options under the Company's 1999 Long-Term Incentive Stock Plan to purchase 25,000 shares of Common Stock, at an exercise price of $1.07 per share (the fair market value of the Common Stock on such date). The options vest one-third on the date of grant and one-third thereafter annually on the anniversary date. In addition, on December 15, 2000, Richard H. Stowe and Randolph G. Brown were each granted options under the Company's 1999 Long-Term Incentive Stock Plan to purchase 150,000 shares of Common Stock, at an exercise price of $1.07 per share (the fair market value of the Common Stock on such date). The options vest as follows: 30,000 shares on the date of grant, 45,000 shares on the first anniversary, and the remaining 75,000 shares thereafter in eight equal quarterly installments. This grant represented 25,000 options for service as Board members consistent with the grant above made to the other outside directors, 25,000 options for additional Board member service for participation in the Company's strategic review, divestiture assessment and operational re-engineering, and 100,000 options for additional consulting service beyond their status as Board members for participation in the Company's strategic review, divestiture assessment and operational re-engineering.

     On December 12, 2001, William W. Neal, Ellen A. Rudnick, Galen D. Powers, Richard H. Stowe and Randolph G. Brown were each granted options under the Company's 1999 Long-Term Incentive Stock Plan to purchase 60,000 shares of Common Stock, at an exercise price of $2.48 per share (the fair market value of the Common Stock on such date). The options vest one-third on the date of grant and one-third annually thereafter on the anniversary date of the grant. It is anticipated that the non-employee directors of the Board will not be granted additional options under the Company's Plan until the current vesting schedule is completed in 2003.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     The Board of Directors held six meetings during fiscal year 2001 and one meeting during the transition period. Each director attended at least 75% of the aggregate of the total number of meetings of (a) the Board of Directors, and (b) the committees on which the director served.

     The committees of the Board of Directors consist of an Audit and Compliance Committee and a Compensation Committee.

     AUDIT AND COMPLIANCE COMMITTEE. The Audit and Compliance Committee recommends to the Board of Directors the annual appointment of independent certified public accountants with whom the Committee reviews audit fees, the scope and timing of the audit, the adequacy of internal controls, and any other services rendered. The functions of the Audit and Compliance Committee also include review of corporate compliance and related matters. The Audit and Compliance Committee is comprised of Messrs. Powers, Brown and Stowe. The Audit and Compliance Committee held four meetings during fiscal year 2001 and two meetings during the transition period.

     COMPENSATION COMMITTEE. The Compensation Committee reviews and recommends the compensation and bonuses of the executives of the Company. The Compensation Committee also administers the Company's 1999 Long-Term Incentive Stock Plan, Employee Stock Purchase Plan, and 1995 Non-Employee Director Stock Option Plan. The Compensation Committee is comprised of Messrs. Neal and Stowe and held one meeting during fiscal year 2001 and one meeting during the transition period.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Pursuant to Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules issued thereunder, the Company's executive officers and directors are required to file with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. reports of ownership and changes in ownership of Common Stock. Copies of such reports are required to be furnished to the Company. Based solely on review of the copies of such reports furnished to the Company, or written representations that no other reports were required, the Company believes that during fiscal year 2001 all of its executive officers and directors complied with the requirements of Section 16(a), except William W. Neal, a director of the Company, did not timely report the acquisition of 4,000 shares of Common Stock in September 2001 and the acquisition of 1,000 shares of Common Stock in October 2001 by his spouse.

     ADDITIONAL INFORMATION REGARDING COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS IS PROVIDED ON PAGES 17 THROUGH 21 OF THIS PROXY STATEMENT.

2.  APPROVAL OF THE GRANT OF A STOCK OPTION TO JAMES T. KELLY

     As an inducement to James T. Kelly to serve on the Company's Board of Directors, the Board of Directors undertook to seek shareholder approval at the Meeting of a grant of options to him to acquire 250,000 shares of Common Stock. Accordingly, the Board of Directors is recommending that the shareholders approve the grant to Mr. Kelly of options covering 250,000 shares of Common Stock at an exercise price of $2.48 per share, which was the fair market value of a share of Common Stock on December 12, 2001, the date Mr. Kelly joined the Board. The options would vest in their entirety on the proposed grant date of June 4, 2002. The grant of the options is conditioned upon shareholder approval of the options at the Meeting. The grant of the options is further conditioned upon the shareholders electing Mr. Kelly to the Board at the Meeting. If approved by the shareholders these options will be considered compensatory and will result in a compensation charge of approximately $1.0 million on the date of grant. These options will be granted outside of the Company's 1999 Long-Term Incentive Stock Plan.

     The Board of Directors believes that Mr. Kelly will provide invaluable industry expertise and executive leadership to the Board. He has over 20 years experience in the healthcare industry, including service from 1986 through 1996 as the Chief Executive Officer of Lincare Holdings, Inc., one of the nation's largest providers of oxygen and other respiratory therapy services to patients in the home. Prior to Lincare, Mr. Kelly served in several executive positions with Union Carbide Corporation in the Mining and Metals Division.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE GRANT OF THE OPTIONS TO MR. KELLY.

3.  PROPOSED AMENDMENT TO 1999 LONG-TERM INCENTIVE STOCK PLAN

     Subject to the approval of shareholders, the Board of Directors has amended the Company's 1999 Long-Term Incentive Stock Plan (the "1999 Plan") as follows:

     - The number of shares of Common Stock available for issuance under the 1999 Plan has been increased from 4,751,356 shares to 6,251,356 shares, an increase of 1,500,000 shares;

     - The maximum number of shares for which awards may be granted to any one participant in any fiscal year has been increased from 150,000 to 300,000 shares.

     The Board of Directors believes that the best interests of the Company will be served by adopting these amendments to the 1999 Plan. The Board of Directors believes awards made under the 1999 Plan have enabled the Company to better compete for qualified personnel, to retain such personnel in the employ of the Company, and to motivate such personnel and align their long-term interests with those of shareholders. To remain competitive in attracting and retaining qualified employees and to continue to provide such employees proper motivation and incentive, the Board of Directors believes that the proposed amendments increasing the number of shares available under the 1999 Plan and the maximum number of shares for which awards may be granted to any one participant in any calendar year should be approved.

     In addition, shareholder approval of these amendments will constitute approval of the amended terms of the 1999 Plan, and reapproval of the performance criteria upon which performance-based awards that are intended to be deductible by the Company under Section 162(m) of the Internal Revenue Code of 1986 (the "Code") may be used under the 1999 Plan. Where the Compensation Committee has authority to change the performance criteria, this reapproval is required every five years in order for such awards to continue to be treated as qualified performance-based compensation under Section 162(m) of the Code and therefore to be fully deductible by the Company.

SHARES SUBJECT TO THE 1999 PLAN

     In 1999, the shareholders adopted the 1999 Plan and authorized 4,751,356 shares for award thereunder. As of March 31, 2002, 743,201 of those shares remained available for award.

     The proposed additional 1,500,000 newly authorized shares on which options can be awarded under the 1999 Plan represent approximately 8.3% of the shares of the Company's currently outstanding Common Stock.

DESCRIPTION OF THE 1999 PLAN

  GENERAL

     Under the 1999 Plan, the Company may grant stock options, stock appreciation rights ("SARs"), or stock awards, as discussed in greater detail below. Awards may be granted singly, in combination, or in tandem and may be evidenced by an agreement that sets forth the terms, conditions, and limitations of such award. Awards may also be made in combination or in tandem with, in replacement of, as alternatives to, or as the payment form for, grants or rights under any other compensation plan of the Company, including the plan of any entity acquired by (or whose assets are acquired by) the Company. Reference is made to Exhibit A to this Proxy Statement for the complete text of the 1999 Plan, as proposed to be amended, which is summarized below.

     All employees of the Company and its subsidiaries are eligible to participate in the 1999 Plan. Currently, 146 employees participate in the 1999 Plan.

  ADMINISTRATION

     The 1999 Plan is administered by the Compensation Committee of the Board of Directors (the "Committee"), which Committee consists of at least two members, all of whom are "Non-Employee Directors" within the meaning of Rule 16b-3 under the Exchange Act and "outside directors" within the meaning of Section 162(m) of the Code.

     The 1999 Plan is intended to provide participants with stock-based incentive compensation that is not subject to the deduction limitations under
Section 162(m) of the Code. Section 162(m) of the Code generally limits to $1 million the amount that a publicly held corporation is allowed each year to deduct for the compensation paid to its chief executive officer and four most highly compensated executive officers other than the chief executive officer. However, "qualified performance-based compensation" is not subject to the $1 million deduction limit. To qualify as qualified performance-based compensation, the following requirements must be satisfied: (i) the performance goals are determined by a committee consisting solely of two or more "outside directors;"
(ii) the material terms under which the compensation is to be paid, including the performance criteria, are approved by a majority of the corporation's shareholders; and (iii) if applicable, the committee certifies that the applicable performance goals were satisfied before payment of any performance-based compensation is made. In the case of stock options and stock appreciation rights, the compensation is deemed to satisfy the IRS requirements if the grant or award is made by the compensation committee; the plan under which the option or right is granted states the maximum number of shares with respect to which options or rights may be granted during a specified period to any employee; and, under the terms of the option or right, the amount of compensation the employee could receive is based solely on an increase in the value of the stock after the date of the grant or award. Certain of the awards made under the 1999 Plan (such as stock options offered at fair market value) will meet these tests; others (such as stock awards) will rely on the more general rules for qualified performance-based compensation in order to not be subject to the $1 million limitation. As noted above, the Committee will consist solely of "outside directors" for purposes of Section 162(m) of the Code. As a result, and based on regulations issued by the United States Department of the Treasury, certain compensation under the 1999 Plan, such as that payable with respect to stock options and SARs, is not expected to be subject to the $1 million deduction limit, but other compensation payable under the 1999 Plan, such as any restricted stock award which is not subject to a performance condition to vesting, may be subject to such limit.

     Subject to the express provisions of the 1999 Plan, the Committee has broad authority to administer and interpret the 1999 Plan as it deems necessary and appropriate. This authority includes, but is not limited to, selecting award recipients, establishing award terms and conditions, adopting procedures and regulations governing awards, and making all other determinations necessary or advisable for the administration of the 1999 Plan. The Committee may provide for the transferability of an award, including transfers to immediate family members of a participant. Except with respect to grants to persons who are subject to
Section 16 of the Exchange Act, or who are or are likely to be "covered employees" within the meaning of Section 162(m) of the Code, the Committee may delegate some or all of its authority to administer the 1999 Plan to the Chairman and Chief Executive Officer or another executive officer of the Company.

  AVAILABLE SHARES

     The 1999 Plan, as proposed to be amended, authorizes the issuance, in the aggregate, of up to 6,251,356 shares, provided, that the number of shares subject to awards granted in substitution of awards issued by an entity acquired by (or whose assets are acquired by) the Company will not reduce the number of shares available under the 1999 Plan. To the extent shares subject to outstanding awards under the 1999 Plan are not issued by reason of the expiration, termination, cancellation, or forfeiture of such award or by reason of the tendering or withholding of shares of Common Stock to pay all or a portion of the purchase price, or to satisfy all or a portion of the tax withholding obligations relating to such award, and to the extent shares acquired pursuant to the exercise of an option or other award are repurchased by the Company, then such shares of Common Stock will again be available under the 1999 Plan. In the event of a stock dividend, stock split, merger, consolidation, recapitalization, spin-off, or other similar change or event, the number of available shares may be adjusted, as the Committee in its discretion deems appropriate.

     If the proposed amendments to the 1999 Plan are approved, the maximum number of shares of Common Stock for which awards may be granted to any person in any fiscal year will be 300,000 shares.

  EFFECTIVE DATE, TERMINATION AND AMENDMENT

     If approved by shareholders, the proposed amendments to the 1999 Plan will become effective as of the date of such approval. No stock options, SARs or other awards may be granted under the 1999 Plan after January 10, 2009, which is the day before the tenth anniversary of the date of the original adoption of the 1999 Plan by the Board of Directors. The Board of Directors may amend the 1999 Plan at any time, subject to any requirement of shareholder approval required by applicable law, rule, or regulation and provided that no amendment may be made without shareholder approval if such amendment would (i) increase the maximum number of shares of Common Stock available under the 1999 Plan or (ii) effect any change inconsistent with Section 422 of the Code.

  STOCK OPTIONS

     A stock option represents the right to purchase a specified number of shares of Common Stock during a specified period, typically up to ten years, as determined by the Committee. The purchase price per share for each stock option may not be less than 100% of the fair market value on the date of grant; provided that a stock option granted in substitution of an award granted by an entity acquired by (or whose assets are acquired by) the Company may be granted with a purchase price that preserves the economic value of the award and with respect to a stock option granted retroactively in substitution for an option or SAR, the purchase price per share may be the fair market value on the grant date of the option or SAR. A stock option may be in the form of an incentive stock option or a non-qualified stock option. In the case of an incentive stock option granted to an optionee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or its parent or subsidiaries, as defined in the Code, the exercise price per share may not be less than 110% of the fair market value on the date of grant and the option may not be exercisable more than five years after the date granted. The shares covered by a stock option may be purchased, in accordance with the applicable award agreement, by cash payment or other method permitted by the Committee, including (i) tendering shares of Common Stock, (ii) authorizing third party exercise transactions, or (iii) any combination of the above.

  SARS

     An SAR represents a right to receive a payment, in cash, shares of Common Stock, or a combination thereof, equal to the excess of the fair market value of a specified number of shares of Common Stock on the date the SAR is exercised over the fair market value of such shares on the date the SAR was granted. However, if an SAR is granted retroactively in substitution for a stock option, the fair market value may be the fair market value on the date the stock option was granted. The Committee may grant SARs alone or together with stock options. The Committee has not awarded SARs in the past and has no current intention of making this type of award in the future.

  STOCK AWARDS

     A stock award represents an award made in or valued, in whole or in part, by reference to shares of Common Stock. All or part of a stock award may be payable in shares of Common Stock and may be subject to conditions and restrictions established by the Committee. Such conditions may include, but are not limited to, continuous service with the Company and its subsidiaries and/or the achievement of performance goals. The performance criteria that may be used by the Committee in granting stock awards contingent on performance goals consist of total shareholder return, net sales, operating income, income before taxes, net income, net income per share (basic or diluted), profitability as measured by return ratios, including return on invested capital, return on equity and return on investment, cash flows, market share, or cost reduction goals. The Committee may select one criterion or multiple criteria for measuring performance, and the measurement may be based on Company or business unit performance, or on comparative performance with other companies. The Committee has not granted stock awards in the past and has no current intention of making this type of award in the future.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a brief summary of certain federal income tax consequences generally arising with respect to awards under the 1999 Plan.

     A participant will not recognize taxable income at the time a stock option is granted and the Company will not be entitled to a tax deduction at such time. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding) upon exercise of a non-qualified stock option equal to the excess of the fair market value of the shares purchased over their exercise price, and the Company will be entitled to a corresponding deduction, except to the extent the deduction limits of reasonable compensation and Section 162(m) of the Code apply. In general, a participant will not recognize income (except for purposes of the alternative minimum tax) upon exercise of an incentive stock option. If the shares acquired by exercise of an incentive stock option are held for the longer of two years from the date the stock option was granted and one year from the date it was exercised, any gain or loss arising from a subsequent disposition of such shares will be taxed as long-term capital gain or loss, and the Company will not be entitled to any deduction. If, however, such shares are disposed of within the above-described period, then in the year of such disposition the participant will recognize compensation taxable as ordinary income equal to the excess of the lesser of (i) the amount realized upon such disposition and (ii) the fair market value of such shares on the date of exercise over the exercise price, and the Company will be entitled to a corresponding deduction.

     A participant will not recognize taxable income at the time SARs are granted and the Company will not be entitled to a tax deduction at such time. Upon exercise, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding) in an amount equal to the fair market value of any shares delivered and the amount of cash paid by the Company. This amount will be deductible by the Company as compensation expense, except to the extent the deduction limits of reasonable compensation and Section 162(m) of the Code apply.

     A participant will not recognize taxable income at the time restricted stock is granted and the Company will not be entitled to a tax deduction at such time, unless the participant makes an election, pursuant to Section 83(b) of the Code, to be taxed at such time. If such election is not made within 30 days of the transfer of the stock, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding) at the time the restrictions lapse in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. The amount of ordinary income recognized by making the above-described election or upon the lapse of restrictions will be deductible by the Company as compensation expense, except to the extent the deduction limits of reasonable compensation and Section 162(m) of the Code apply. In addition, a participant receiving dividends with respect to restricted stock for which the above-described election has not been made and prior to the time the restrictions lapse will recognize compensation taxable as ordinary income (and subject to income tax withholding), rather than dividend income, in an amount equal to the dividends paid and provided the Company reports these amounts on a properly filed Form W-2 or 1099, as applicable, the Company will be entitled to a corresponding deduction, except to the extent the deduction limits of reasonable compensation and Section 162(m) of the Code apply.

     A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding) at the time bonus stock (i.e., stock not subject to restriction) is granted in an amount equal to the then fair market value of such stock. This amount will be deductible by the Company as compensation expense, except to the extent the deduction limits of reasonable compensation and Section 162(m) of the Code apply.

     A participant will not recognize taxable income at the time performance restricted units (i.e., stock awards which are subject to performance criteria) are granted, and the Company will not be entitled to a tax deduction at such time. Upon the settlement of such units, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding) in an amount equal to the fair market value of any shares delivered and the amount of cash paid by the Company. This amount will be deductible by the Company as compensation expense, except to the extent the deduction limits of reasonable compensation and Section 162(m) of the Code apply.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE PROPOSED AMENDMENTS TO THE HEALTH MANAGEMENT SYSTEMS, INC. 1999 LONG-TERM INCENTIVE STOCK PLAN.

4.  RATIFICATION OF THE SELECTION OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The Board of Directors, in accordance with the recommendation of the Audit and Compliance Committee, has selected, subject to ratification by shareholders, KPMG LLP, independent certified public accountants, to audit the consolidated financial statements of the Company and its subsidiaries for fiscal year 2002. KPMG LLP has audited the Company's financial statements since fiscal year 1981.

  AUDIT FEES

     The aggregate fees billed and expected to be billed by KPMG LLP for the audit of the Company's annual financial statements for fiscal year 2001, the audit of the two month transition period of November 1, 2000 to December 31, 2000, the reviews of the financial statements included in the Company's quarterly reports on Form 10-Q for fiscal year 2001, the review of the financial statements for the transition period included in the Company's report on Form 10-Q, were $199,700. The final amount of such fees is still subject to review by KPMG LLP and review and approval by the Company and the Audit and Compliance Committee.

  ALL OTHER FEES

     The aggregate Other Fees billed by KPMG LLP for work performed in fiscal year 2001 for audits of the Company's employee benefit plans, work on various SEC filings and accounting advice with respect to discontinued operations, change in year-end and disposal of businesses, were approximately $83,500. There were no fees, no fees billed by KPMG LLP for financial information systems design and implementation during 2001. The Audit and Compliance Committee considered whether the provision of such other services was compatible with maintaining KPMG LLP's independence.

     The Company expects representatives of KPMG LLP to attend the Meeting, to be available to respond to appropriate questions from shareholders, and to have the opportunity to make a statement if so desired.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE SELECTION OF KPMG LLP AS INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR FISCAL YEAR 2002.

                             ADDITIONAL INFORMATION

STOCK OWNERSHIP

     The following table sets forth certain information regarding the beneficial ownership of Common Stock as of March 31, 2002 by (a) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (b) each executive officer identified in the Summary Compensation Table below, (c) each director and nominee for director, and (d) all executive officers and directors as a group. Except as otherwise noted, the named shareholder had sole voting and investment power with respect to such securities.

NAME                                                           AMOUNT        PERCENTAGE
----                                                          ---------      ----------
Dimensional Fund Advisors Inc.
  1229 Ocean Avenue, 11th Floor,
  Santa Monica, CA 90401....................................  1,270,175         7.0%
William F. Miller III(a)....................................    756,250         4.6%
Alan J. Hayes(b)............................................    124,000           *
Robert M. Holster(c)........................................    174,996           *
William C. Lucia(d).........................................     54,212           *
Robert V. Nagelhout(e)......................................    104,436           *
Philip Rydzewski(f).........................................     50,001           *
Randolph G. Brown(g)........................................    115,250           *
James T. Kelly(h)...........................................         --           *
William W. Neal(i)..........................................     90,212           *
Galen D. Powers(j)..........................................     62,727           *
Ellen A. Rudnick(k).........................................     52,042           *
Richard H. Stowe(l).........................................    176,812           *
All executive officers and directors as a group (12
  persons)(m)...............................................  1,760,938         9.2%

---------------
 *   denotes percentage of ownership is less than 1%

(a) Includes outstanding options to purchase 206,250 shares of Common Stock that are currently exercisable or will become exercisable before May 31, 2002.

(b) Includes outstanding options to purchase 124,000 shares of Common Stock that are currently exercisable or will become exercisable before May 31, 2002.

(c) Mr. Holster became the Company's President and Chief Operating Officer on March 30, 2001. Includes outstanding options to purchase 125,000 shares of Common Stock that are currently exercisable or will become exercisable before May 31, 2002. Also includes 19,996 shares of Common Stock owned by members of the family of Mr. Holster, as to which Mr. Holster disclaims beneficial ownership.

(d) Includes outstanding options to purchase 52,167 shares of Common Stock that are currently exercisable or will become exercisable before May 31, 2002.

(e) Includes 6,000 shares of Common Stock held in trusts for the benefit of family members, as to which Mr. Nagelhout disclaims beneficial ownership. Mr. Nagelhout resigned as an officer and Director of the Company in December, 2001.

(f) Includes outstanding options to purchase 50,001 shares of Common Stock that are currently exercisable or will become exercisable before May 31, 2002.

(g) Includes outstanding options to purchase 115,250 shares of Common Stock that are currently exercisable or will become exercisable before May 31, 2002.

(h) Mr. Kelly became a Director in December 2001.

(i) Includes 32,980 shares of Common Stock owned by members of the family of Mr. Neal, as to which Mr. Neal disclaims beneficial ownership. Also includes outstanding options to purchase 52,792 shares of Common Stock that are currently exercisable or will become exercisable before May 31, 2002.

(j) Includes 237 shares of Common Stock owned by members of the family of Mr. Powers, as to which Mr. Powers disclaims beneficial ownership. Also includes outstanding options to purchase 62,490 shares of Common Stock that are currently exercisable or will become exercisable before May 31, 2002.

(k) Includes outstanding options to purchase 49,042 shares of Common Stock that are currently exercisable or will become exercisable before May 31, 2002.

(l) Includes 9,000 shares of Common Stock owned by members of the family of Mr. Stowe, as to which Mr. Stowe disclaims beneficial ownership. Also includes outstanding options to purchase 120,500 shares of Common Stock that are currently exercisable or will become exercisable before May 31, 2002.

(m) Includes outstanding options to purchase 1,044,992 shares of Common Stock that are currently exercisable or will become exercisable before May 31, 2002.

EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The following table sets forth the cash and non-cash compensation for the year ended December 31, 2001 and the two months ended December 31, 2000, the transition period, and fiscal years ended October 31, 2000 and 1999 awarded to or earned by the Chief Executive Officer and by each of the other six current and former most highly compensated executive officers of the Company.

                                                                             LONG-TERM COMPENSATION
                                                                             ----------------------
                                                  ANNUAL COMPENSATION                        STOCK
                                  FISCAL     -----------------------------   RESTRICTED     OPTIONS
NAME AND PRINCIPAL POSITION        YEAR       SALARY     BONUS    OTHER(a)     STOCK        AWARDED
---------------------------     ----------   --------   -------   --------   ----------     -------
William F. Miller III(b)......     2001      $400,000   $    --   $ 5,100     $574,000(b)   825,000
  Chairman and                  Transition     66,667        --        --           --           --
  Chief Executive Officer          2000        33,333        --        --           --           --
                                   1999            --        --        --           --           --
Robert M. Holster(c)..........     2001       243,750   100,000     4,828           --      775,000
  President and                 Transition         --        --        --           --           --
  Chief Operating Officer          2000            --        --        --           --           --
                                   1999            --        --        --           --           --
Alan Hayes(d).................     2001       220,833        --     3,375           --      160,000
  Chief Technology Officer,     Transition     33,333        --        --           --       65,000
  Payor Services                   2000       133,333    50,000        --           --       50,000
                                   1999            --        --        --           --           --
William Lucia.................     2001       206,000   135,000     2,725           --      185,000
  President, Payor Services     Transition     28,333        --        --           --           --
  Division                         2000       150,000        --     3,025           --           --
                                   1999       132,667    14,000     3,000           --           --
Philip Rydzewski(e)...........     2001        91,077    40,000     1,200           --      150,000
  Senior Vice President and     Transition         --        --        --           --           --
  Chief Financial Officer          2000            --        --        --           --           --
                                   1999            --        --        --           --           --
Robert V. Nagelhout(f)........     2001       312,000   156,000     5,100           --           --
  Former President,             Transition     52,000        --        --           --           --
  Software Division                2000       312,000        --    13,678           --       10,000
                                   1999       312,000        --    11,338           --       80,000

---------------
(a) Includes matching contributions under the Company's 401(k) Plan.

(b) Mr. Miller joined the Company as Chief Executive Officer and a director as of October 2, 2000. The restricted stock component of Mr. Miller's long-term compensation consists of the application of the bonus otherwise payable to Mr. Miller to pay the first principal installment and accrued interest on his indebtedness to the Company (and to reimburse him for the related payroll tax consequences), arising from the purchase of shares of the Company's Common Stock in January 2001. See "Employment Agreements".

(c) Mr. Holster joined the Company as President and Chief Operating Officer during 2001.

(d) Mr. Hayes joined the Company during 2000 as Chief Information Officer and was subsequently re-assigned to Chief Technology Officer of the Payor Services Division.

(e) Mr. Rydzewski joined the Company during 2001.

(f) Mr. Nagelhout resigned as an officer and Director of the Company in December 2001 upon the sale of Health Care microsystems, Inc.

EMPLOYMENT AGREEMENTS

William F. Miller III -- Chief Executive Officer

     On October 2, 2000, Mr. Miller entered into an employment agreement (the "Agreement") with the Company. The Agreement provides for his employment through October 2, 2003 (the "Employment Term") (subject to earlier termination in certain circumstances as described below), at a base salary of $400,000 per year. Mr. Miller is eligible to receive bonus compensation from the Company in respect of each fiscal year (or portion thereof) during the Employment Term, in each case as may be determined by the Board of Directors of the Company in its sole discretion on the basis of performance-based or such other criteria as may be established from time to time by the Board of Directors of the Company. Mr. Miller shall receive a minimum bonus from the Company in respect of each of the first two fiscal years (or portion thereof) occurring during the Employment Term (pro rated for any portion of a fiscal year occurring during the Employment
Term), of $80,000 and $40,000 for the fiscal years ending October 31, 2001 and 2002, respectively, payable on the December 15 following the end of such fiscal year.

     On January 10, 2001, as a condition of Mr. Miller's employment, the Company's Accelerated Claims Processing, Inc. subsidiary, a Delaware corporation, provided the financing for Mr. Miller to purchase directly from the Company 550,000 shares of Common Stock. The loan, in the principal amount of $721,785, bears interest at the rate of 6.5% per annum, and is payable annually in two equal installments commencing January 2002. The loan is a full recourse loan and is secured by the purchased shares and the shares issuable upon the exercise of stock options. The bonus otherwise payable to Mr. Miller was applied to pay the first installment of principal and interest on Mr. Miller's note to the Company in January 2002.

     Also in connection with his employment, on January 10, 2001, the Compensation Committee granted Mr. Miller 750,000 options to purchase shares of Common Stock at an exercise price of $1.31 per share (the then current market price), with 100,000 shares vesting on the first anniversary of the grant, and the remaining 650,000 shares vesting thereafter in eight equal quarterly installments. These options were not granted pursuant to the Company's 1999 Long-Term Incentive Stock Plan and, therefore, the shares of Common Stock issuable upon the exercise of these options are "restricted securities" within the meaning of the federal securities laws.

     If the Company terminates Mr. Miller's employment without "cause" or if his employment ceases within 45 days of a change in control of the Company (both as defined in the Agreement), Mr. Miller will be entitled to a continuation of salary and group medical insurance for 24 months following termination of employment. In addition, certain of his unvested options accelerate and certain restrictions on his Common Stock are eliminated in the case of a change in control, as defined in the agreement.

Robert M. Holster -- President and Chief Operating Officer

     On March 30, 2001, Mr. Holster entered into an employment agreement (the "Holster Agreement") with the Company. The Holster Agreement provides for his employment through October 30, 2004 (the "Holster Employment Term") (subject to earlier termination in certain circumstances as described below), at a base salary of $325,000 per year. Mr. Holster is eligible to receive bonus compensation from the Company in respect of each fiscal year (or portion thereof) during the Holster Employment Term, in each case as may be determined by the Board of Directors of the Company in its sole discretion on the basis of performance-based or such other criteria as may be established from time to time by the Board of Directors of the Company. Additionally, the Holster Agreement provided a specific bonus of $50,000 upon the successful divestiture of the Company's Health Care microsystems, Inc. subsidiary.

     Also in connection with his employment, on March 30, 2001, the Compensation Committee granted Mr. Holster 700,000 options to purchase shares of Common Stock at an exercise price of $1.19 per share (the then current market price), with 100,000 shares vesting on the first anniversary of the grant, and the remaining 600,000 shares vesting thereafter in eight equal quarterly installments. These options were not granted pursuant to the Company's 1999 Long-Term Incentive Stock Plan and, therefore, the shares of Common Stock issuable upon the exercise of these options are "restricted securities" within the meaning of the federal securities laws.

     If the Company terminates Mr. Holster's employment without "cause" or if his employment ceases within 45 days of a change in control of the Company (both as defined in the Agreement), Mr. Holster will be entitled to a continuation of salary and group medical insurance for 24 months following termination of employment. In addition, certain of his unvested options accelerate in the case of a change in control, as defined in the agreement.

William Lucia -- President, Payor Systems Division

     In February 2001, in connection with the Company's strategic planning and divestiture initiatives, the Company entered into an agreement entitling Mr. Lucia, then General Manager of the Payor Services Division, to a guaranteed bonus of $85,000 for fiscal year 2001, payable in January 2002, subject to earlier payment under certain circumstances. In addition, if the Company had terminated Mr. Lucia's employment without cause or if his employment ceased under certain circumstances due to a change in control, Mr. Lucia would also have been entitled to a continuation of salary for six months following termination of employment. If the Company terminated Mr. Lucia's employment due to a change in control requiring his relocation to offices more than 50 miles from his current location, Mr. Lucia would have been entitled to a continuation of salary for three months following termination of employment. In April 2001 pursuant to certain early entitlement provisions in the agreement, the guaranteed bonus was accelerated and paid to Mr. Lucia.

Alan Hayes -- Chief Technology Officer, Payor Services Division

     On March 1, 2001, Mr. Hayes entered into an employment agreement (the "Hayes Agreement") with the Company in his then capacity as Chief Information Officer. The Hayes Agreement provides for his employment through March 1, 2003 (the "Hayes Employment Term") (subject to earlier termination in certain circumstances as described below), at a base salary of $225,000 per year. Mr. Hayes is eligible to receive bonus compensation from the Company in respect of each fiscal year (or portion thereof) during the Hayes Employment Term, in each case as may be determined by the Board of Directors of the Company in its sole discretion on the basis of performance-based or such other criteria as may be established from time to time by the Board of Directors of the Company.

     Also in connection with the Hayes Agreement, on April 9, 2001, the Compensation Committee granted Mr. Hayes 85,000 options to purchase shares of Common Stock at an exercise price of $1.27 per share (the then current market price), with 17,000 shares vesting immediately, 17,000 shares vesting on December 31, 2001, 25,500 vesting on December 31, 2002, and the remaining 25,500 shares vesting on December 31, 2003. The Hayes Agreement also provided for an additional option grant of 75,000 shares on November 1, 2001 vesting as follows:
20% on the grant date and 40% on each successive annual anniversary of the grant.

     If the Company terminates Mr. Hayes's employment without "cause" or if his employment ceases within 45 days of a change in control of the Company (both as defined in the Agreement), Mr. Hayes will be entitled to a continuation of salary and group medical insurance for 12 months following termination of employment. In addition, certain of his unvested options accelerate in the case of a change in control, as defined in the agreement.

STOCK OPTIONS

     The Company's 1999 Long-Term Incentive Stock Plan allows grants of stock options and other rights relating to its Common Stock. In general, whether exercising stock options is profitable depends on the relationship between the Common Stock's market price and the option's exercise price, as well as on the optionee's investment decisions. Options that are "in the money" on a given date can become "out of the money" if prices change on the stock market. For these reasons, the Company believes that placing a current value on outstanding options is highly speculative and may not represent the true benefit, if any, that may be realized by the optionee. The following two tables give more information on stock options.

     The following table sets forth selected option grant information for the year ended December 31, 2001 and the transition period from November 1, 2000 to December 31, 2000 with respect to options awarded to the Chief Executive Officer and each of the other six current and former most highly compensated executive officers of the Company.

             OPTIONS GRANTED IN THE LAST YEAR AND TRANSITION PERIOD

                                                                                    POTENTIAL REALIZABLE VALUE
                                                                                      AT ASSUMED ANNUAL RATES
                                  NUMBER     % OF TOTAL                             OF STOCK PRICE APPRECIATION
                        TYPE OF     OF        OPTIONS      EXERCISE                     FOR OPTION TERM(b)
                        OPTION    OPTIONS    GRANTED TO    PRICE PER   EXPIRATION   ---------------------------
NAME                    GRANTED   GRANTED   EMPLOYEES(a)     SHARE        DATE          5%             10%
----                    -------   -------   ------------   ---------   ----------   ----------     ------------
YEAR ENDED DECEMBER 31, 2001
William F. Miller
  III.................     NQ      75,000        2.4%        $2.48      12/12/11     $116,974       $  296,436
                           NQ     750,000       24.4%         1.31       1/10/11      617,889        1,565,852
                                  -------       ----         -----      --------     --------       ----------
                                  825,000       26.8%                                 734,863        1,862,288
                                  -------       ----         -----      --------     --------       ----------
Robert M Holster......    ISO      75,000        2.4%         2.48      12/12/11      116,974          296,436
                           NQ     700,000       22.8%         1.19       3/30/11      523,869        1,327,587
                                  -------       ----         -----      --------     --------       ----------
                                  775,000       25.2%                                 640,844        1,624,024
                                  -------       ----         -----      --------     --------       ----------
Alan Hayes............    ISO      75,000        2.4%         1.73       11/1/11       81,599          206,788
                          ISO      85,000        2.8%         1.27        4/9/11       67,889          172,044
                                  -------       ----         -----      --------     --------       ----------
                                  160,000        5.2%                                 149,488          378,833
                                  -------       ----         -----      --------     --------       ----------
William Lucia.........    ISO      35,000        1.1%         2.48      12/12/11       54,588          138,337
                          ISO     150,000        4.9%         1.74       7/31/11      164,141          415,967
                                  -------       ----         -----      --------     --------       ----------
                                  185,000        6.0%                                 218,730          554,304
                                  -------       ----         -----      --------     --------       ----------
Philip Rydzewski......    ISO     100,000        3.3%         2.48      12/12/11      155,966          395,248
                          ISO      50,000        1.6%         1.27        4/9/11       39,935          101,203
                                  -------       ----         -----      --------     --------       ----------
                                  150,000        4.9%                                 195,901          496,451
                                  -------       ----         -----      --------     --------       ----------
Robert V. Nagelhout...     --          --         --            --            --           --               --

                                                                                    POTENTIAL REALIZABLE VALUE
                                                                                      AT ASSUMED ANNUAL RATES
                                  NUMBER     % OF TOTAL                             OF STOCK PRICE APPRECIATION
                        TYPE OF     OF        OPTIONS      EXERCISE                     FOR OPTION TERM(b)
                        OPTION    OPTIONS    GRANTED TO    PRICE PER   EXPIRATION   ---------------------------
NAME                    GRANTED   GRANTED   EMPLOYEES(a)     SHARE        DATE          5%             10%
----                    -------   -------   ------------   ---------   ----------   ----------     ------------
TWO MONTHS ENDED DECEMBER 31, 2000
William F. Miller
  III.................     --          --         --         $  --            --     $     --       $       --
Robert M Holster......     --          --         --            --            --           --               --
Alan Hayes............    ISO      65,000       11.3%         1.07      12/15/10       43,740          110,845
William Lucia.........     --          --         --            --            --           --               --
Philip Rydzewski......     --          --         --            --            --           --               --
Robert V. Nagelhout...     --          --         --            --            --           --               --

---------------
(a) Represents individual option grant as a percentage of total options issued in the year ended December 31, 2001 and the transition period from November 1, 2000 to December 31, 2000.

(b) The hypothetical potential appreciation shown in these columns reflects the required calculations at compounded annual rates of 5% and 10% set by the Securities and Exchange Commission, and therefore is not intended to represent either historical appreciation or anticipated future price appreciation of the Common Stock.

     The following table sets forth selected stock option exercise information for the year ended December 31, 2001 and the transition period from November 1, 2000 to December 31, 2000 and the number and value of stock options as of December 31, 2001 and 2000 relating to the Chief Executive Officer and each of the other six current and former most highly compensated executive officers of the Company.

   STOCK OPTIONS EXERCISED IN THE LAST YEAR AND TRANSITION PERIOD AND RELATED
                                  PERIOD-ENDED
                              STOCK OPTION VALUES

                                                         NUMBER OF UNEXERCISED           VALUE OF UNEXERCISED
                               SHARES                    OPTIONS AT PERIOD-END         OPTIONS AT PERIOD-END(a)
                             ACQUIRED ON    VALUE     ----------------------------   ----------------------------
NAME                          EXERCISE     REALIZED   EXERCISABLE    UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
----                         -----------   --------   -----------    -------------   -----------    -------------
YEAR ENDED DECEMBER 31, 2001
William F. Miller III......        --       $   --       25,000         800,000       $ 18,000       $1,453,600
Robert M Holster...........        --           --       25,000         750,000         18,000        1,443,000
Alan Hayes.................        --           --      124,000         151,000        226,120          186,630
William Lucia..............        --           --       52,167         170,333         52,200          192,000
Philip Rydzewski...........        --           --       33,334         116,666         24,000          144,500
Robert V. Nagelhout........        --           --      110,600              --             --               --

                                                         NUMBER OF UNEXERCISED           VALUE OF UNEXERCISED
                               SHARES                    OPTIONS AT PERIOD-END         OPTIONS AT PERIOD-END(a)
                             ACQUIRED ON    VALUE     ----------------------------   ----------------------------
NAME                          EXERCISE     REALIZED   EXERCISABLE    UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
----                         -----------   --------   -----------    -------------   -----------    -------------
TWO MONTHS ENDED DECEMBER 31, 2000
William F. Miller III......        --       $   --           --              --       $     --       $       --
Robert M Holster...........        --           --           --              --             --               --
Alan Hayes.................        --           --       10,000         105,000             --          138,450
William Lucia..............        --           --       10,500          27,000             --               --
Philip Rydzewski...........        --           --           --              --             --               --
Robert V. Nagelhout........        --           --      110,500          78,500             --               --

---------------
(a) Value of unexercised "in-the-money" options is determined by multiplying the number of shares subject to such options by the difference between the exercise price per share and $3.20 and $1.34, the average of the high and low price per share of the Common Stock on the Nasdaq-Amex National Market System on December 31, 2001 and 2000, respectively.

401(K) PLAN

     Effective November 1, 1997, the Company established a 401(k) Plan to replace its terminated profit sharing plan. The 401(k) Plan permits an employee to contribute a portion of the employee's compensation, subject to certain limitations. At its discretion, the Company may make annual contributions to the 401(k) Plan for the benefit of participating employees. For the fiscal year ended December 31, 2001, the two month transition period ended December 31, 2000, and the fiscal years ended October 31, 2000 and 1999, 401(k) Plan expense was $264,000, $95,000, $653,000 and $506,000, respectively.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee is comprised of Richard H. Stowe and William W. Neal, each of whom is a non-employee director of the Company. No member of this Committee was at any time during fiscal year 2001 or at any other time an officer or employee of the Company. No executive officer of the Company served on the Compensation Committee of another entity or on any other committee of the Board of directors of another entity performing similar functions during the Company's last fiscal year.

     Notwithstanding contrary statements set forth in any of the Company's previous filings under the Securities Act of 1933 (the "Securities Act") or the Exchange Act that might incorporate future filings, including this Proxy Statement, the Compensation Committee report, the Audit and Compliance Committee Report and the performance graph set forth below shall not be incorporated by reference into such future filings.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     This report provides an explanation of the philosophy underlying the Company's executive compensation program and details on how decisions were implemented during fiscal year 2001 regarding the compensation paid to the Company's executive officers.

     The Company's mission is to be a significant provider of quality services in the markets it serves. To support this and other strategic objectives as approved by the Board of Directors and to provide adequate returns to shareholders, the Company must compete for, attract, develop, motivate, and retain top quality executive talent at the corporate office and operating business units of the Company during periods of both favorable and unfavorable business conditions.

     The Company's executive compensation program is a critical management tool in achieving this goal. "Pay for performance" is the underlying philosophy for the Company's executive compensation program. Consistent with this philosophy, the program has been carefully conceived and is independently administered by the Compensation Committee (the "Committee") of the Board of Directors, which is comprised entirely of non-employee directors. The program is designed to link executive pay to corporate performance, including share price, recognizing that there is not always a direct correlation in the short-term between executive performance and share price.

     The program is designed and administered to:

     - reward individual and team achievements that contribute to the attainment of the Company's business goals; and

     - provide a balance of total compensation opportunities, including salary, bonus, and longer-term cash and equity incentives, that are competitive with similarly situated companies and reflective of the Company's performance.

     In seeking to link executive pay to corporate performance, the Committee believes that the most appropriate measure of corporate performance is the increase in long-term shareholder value, which involves improving such quantitative performance measures as revenue, net income, cash flow, operating margins, earnings per share, and return on shareholders' equity. The Committee may also consider qualitative corporate and individual factors which it believes bear on increasing the long-term value of the Company to its shareholders. These include: (i) the development of competitive advantages; (ii) the ability to deal effectively with the growing complexity of the Company's businesses; (iii) success in developing business strategies, managing costs, and improving the quality of the Company's services as well as customer satisfaction; (iv) execution of divestitures, acquisitions, and strategic partnerships, (v) implementation of operating efficiencies, and (vi) the general performance of individual job responsibilities.

     The Company's executive compensation program consists of: (i) a base salary; (ii) an annual bonus; and (iii) a long-term incentive represented by stock options.

COMPENSATION OF EXECUTIVE OFFICERS

     Salary. In determining the amount of compensation to be paid to the executive officers of the Company, the Committee adheres to long established compensation policies of the Company pursuant to which executive compensation is determined. Base salary determinants include the prevailing rate of compensation for positions of like responsibility in the particular geographic area, the level of the executive's compensation in relation to other executives of the Company with the same, more, or less responsibilities, and the tenure of the individual. To ensure both competitiveness and appropriateness of base salaries, the Company retains professional consultants on a periodic basis to update the job classification and pay scale structure pursuant to which individual executives (and the remainder of the Company's employees) are classified and the pay ranges with which their jobs are associated.

     Bonus. Bonuses are intended to reward both overall corporate performance and an individual's participation in attaining such performance. From time to time, bonuses are also awarded to augment base salary when a determination has been made that an executive's salary is not competitive in light of the factors discussed above.

     Stock Options. The longer-term component of the Company's executive compensation program consists of stock options. The options generally permit the option holder to buy the number of shares of the underlying Common Stock (an "option exercise") at a price equal to or greater than the market price of the stock at the time of grant. Thus, the options generally gain value only to the extent the stock price exceeds the option exercise price during the life of the option. Generally a portion of the options vest over a period of several years and expire no later than ten years after grant. Stock options are granted upon the recommendation of management and approval of the Committee based upon their subjective evaluation of the appropriate amount for the level and amount of responsibility of each executive officer.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     Determination of the Company's compensation of William F. Miller III, the Company's Chief Executive Officer, takes into account the factors described above as pertinent to the remainder of the Company's executives and employees, while also taking into consideration the proprietary nature of the Company's business and efforts expended in connection with development of the Company's business strategy and product development activities. The Committee more specifically took into account (i) Mr. Miller's success in completing the Company's strategic review which included the sales of three business units and the formal closing of another, (ii) Mr. Miller's success in the development of a new executive team and strengthening the operating division management teams, and (iii) the amount of Mr. Miller's compensation relative to chief executive officers of comparable companies.

OTHER

     Section 162(m) of the Internal Revenue Code prohibits the Company from deducting any compensation in excess of $1,000,000 paid to certain of its executive officers, except to the extent that such compensation is paid pursuant to a shareholder approved plan upon the attainment of specified performance objectives. The Committee believes that tax deductibility is an important factor, but not the sole factor, to be considered in setting executive compensation policy. Accordingly, the Committee generally intends to take such reasonable steps as are required to avoid the loss of a tax deduction due to
Section 162(m), but reserves the right, in appropriate circumstances, to pay amounts which are not deductible.

                                          COMPENSATION COMMITTEE

                                          Richard H. Stowe
                                          William W. Neal

REPORT OF AUDIT AND COMPLIANCE COMMITTEE

     In accordance with a written charter, adopted by the Audit and Compliance Committee (the "Committee") of the Board of Directors (the "Board"), the Committee, among its other duties, assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, and financial reporting practices of the Company. During fiscal year 2001, the Committee met four times. The Committee discussed the interim financial information contained in each quarterly earnings announcement with the Company's Chief Financial Officer and independent auditors prior to public release. The Committee also reviewed management's proposal to change the Company's fiscal year end from October 31 to December 31, and recommended approval of the change to the Board.

     In discharging its oversight responsibility as to the audit process, the Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors' independence consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors' independence. The Committee also discussed with senior management, including the Chief Financial Officer of the Company, and the independent auditors the quality and adequacy of the Company's internal controls and organization, responsibilities, and budget. The Committee reviewed with both the independent auditors and the Company's Chief Financial Officer their audit plans, audit scope and identification of audit risks.

     The Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, "Communications with Audit Committees" and, with and without management present, discussed and reviewed the results of the independent auditors' examination of the financial statements.

     The Committee reviewed the audited financial statements of the Company as of and for the two month transition period ended December 31, 2000 and the fiscal year ended December 31, 2001 with management and the independent auditors. Management has the responsibility for the preparation of the Company's financial statements and the independent auditors have the responsibility for the examination of those statements.

     Based on the above mentioned review and discussions with management and the independent auditors, the Committee recommended to the Board that the Company's audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2001, for filing with the Securities and Exchange Commission. The Committee also recommended the reappointment, subject to shareholder approval, of the independent auditors and the Board concurred in such recommendation.

                                          AUDIT AND COMPLIANCE COMMITTEE

                                          Galen D. Powers
                                          Randolph G. Brown
                                          Richard H. Stowe

SHAREHOLDER RETURN PERFORMANCE GRAPHS

     The graph presented below provides a comparison between the cumulative total shareholder return (assuming the reinvestment of dividends) on the Common Stock since the Company's initial public offering on December 17, 1992 and the Nasdaq U.S. companies index, the Nasdaq computer and data processing service companies index, and the Nasdaq health service companies index, over the same period. The graph assumes the investment of $100 in the Common Stock and each of the indices.
[PERFORMANCE GRAPH]

                                                                                       NASDAQ COMPUTER &
                                                                                        DATA PROCESSING         NASDAQ HEALTH
                                                HMSY           NASDAQ US COMPOSITE      SERVICES STOCKS        SERVICES STOCKS
                                                ----           -------------------     -----------------       ---------------
Dec-92                                         100.00                 100.00                 100.00                 100.00
Oct-93                                         142.00                 118.00                 110.00                 102.00
Oct-94                                         189.00                 119.00                 132.00                 130.00
Oct-95                                         320.00                 160.00                 201.00                 133.00
Oct-96                                         353.00                 189.00                 233.00                 152.00
Oct-97                                          98.00                 249.00                 315.00                 166.00
Oct-98                                         103.00                 278.00                 405.00                 129.00
Oct-99                                          65.00                 470.00                 761.00                  93.00
Oct-00                                          23.00                 530.00                 813.00                 131.00
Dec-00                                          23.00                 387.00                 548.00                 150.00
Dec-01                                          47.00                 307.00                 441.00                 162.00

CERTAIN TRANSACTIONS

Robert V. Nagelhout -- former President, Software Systems and Services Division

     In December 2001, the Company sold its wholly owned subsidiary, Health Care microsystems, Inc. ("HCm"), to HCm's executive management team, led by Mr. Nagelhout. The sale price of $9.8 million consisted of $9.2 million in cash at closing and the assumption of $600,000 of the Company's liabilities.

     The sale price was determined by arms length negotiation between management of the Company and the purchasers, within parameters established by the Board of Directors of the Company, excluding Mr. Nagelhout. Additionally, the Company obtained a fairness opinion regarding the sale price, prepared by an independent investment banking firm. Mr. Nagelhout subsequently resigned from the Company's Board of Directors later in December 2001.

     In February 2001, in connection with the Company's strategic planning and divestiture initiatives, the Company entered into an agreement entitling Mr. Nagelhout to a guaranteed bonus of $156,000 for fiscal year 2001, payable in January 2002, subject to earlier payment under certain circumstances. In addition, if the Company terminated Mr. Nagelhout's employment without cause or if his employment ceased under certain circumstances due to a change in control, Mr. Nagelhout would also have been entitled to a continuation of salary for six months following termination of employment. If the Company terminated Mr. Nagelhout's employment due to a change in control requiring his relocation to offices more than 50 miles from his current location, Mr. Nagelhout would have been entitled to a continuation of salary for three months following termination of employment. In December 2001 upon the sale of HCm, Mr. Nagelhout's guaranteed bonus entitlement was accelerated.

Alan L. Bendes -- former Chief Financial Officer

     On January 2, 1999, Mr. Bendes entered into an agreement with the Company confirming his employment as a Senior Vice President and the Chief Financial Officer of the Company effective February 1, 1999 at a base salary of $215,000 per year. In addition, Mr. Bendes was granted options under the Company's 1999 Long-Term Incentive Stock Plan to purchase 105,000 shares of Common Stock at an exercise price of $4.70 per share (the then current market price), of which 21,000 options vested on the grant date, an additional 21,000 vested on January 31, 2000; and the remaining 63,000 options vest on January 31, 2003 subject to partial acceleration upon realization of certain annual performance measures by the Company. If the Company terminated Mr. Bendes' employment without cause, or if his employment ceased due to either a change in control of the Company (both as defined in the agreement) or a relocation of the Company's New York City offices more than 25 miles from its current location, Mr. Bendes would be entitled to a continuation of salary and group medical insurance for 12 months following termination of employment, as well as acceleration of certain of his unvested options. Consistent with the terms of this agreement, upon Mr. Bendes separation from the Company in June 2001, the Company is continuing his base compensation and group medical insurance for 12 months, and certain options continue to vest according to their original vesting terms.

OTHER BUSINESS

     As of the date of this Proxy Statement, the Board of Directors knows of no business to be presented at the Meeting other than as set forth herein. If other matters properly come before the Meeting, the persons named as proxies will vote on such matters in their discretion.

SHAREHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

     Any shareholder proposals intended to be presented at the Company's 2003 Annual Meeting of Shareholders must be received by the Secretary, Health Management Systems, Inc., 401 Park Avenue South, New York, New York 10016, no later than December 30, 2002, in order to be considered for inclusion in the Company's Proxy Statement and form of proxy relating to such Meeting. Moreover, with regard to any proposal by a shareholder not seeking to have such proposal included in the Proxy Statement but seeking to have such proposal considered at the 2003 Annual Meeting, if such shareholder fails to notify the Company in the manner set forth above of such proposal no later than March 14, 2003, then the persons appointed as proxies may exercise their discretionary voting authority if the proposal is considered at the 2003 Annual Meeting notwithstanding that shareholders have not been advised of the proposal in the Proxy Statement for the 2003 Annual Meeting. Any proposals submitted by shareholders must comply in all respects with (i) the rules and regulations of the Securities and Exchange Commission, (ii) the provisions of the Company's Certificate of Incorporation and by-laws, and (iii) New York law.

ANNUAL REPORT

     The Company's 2001 Annual Report on Form 10-K is concurrently being mailed to shareholders. The Annual Report contains consolidated financial statements of the Company and its subsidiaries and the report thereon of KPMG LLP, independent certified public accountants.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ KATHY L. ARENDT
                                          Kathy L. Arendt
                                          Secretary

Dated: April 30, 2002

     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, SHAREHOLDERS ARE URGED TO COMPLETE, SIGN, DATE, AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE.

                                                                       EXHIBIT A

                        HEALTH MANAGEMENT SYSTEMS, INC.

                  AMENDED 1999 LONG-TERM INCENTIVE STOCK PLAN

ARTICLE I -- PURPOSES

     The purposes of the Health Management Systems, Inc. 1999 Long-Term Incentive Stock Plan are to promote the interests of the Corporation and its shareholders by strengthening the Corporation's ability to attract and retain highly competent officers and other employees, and to provide a means to encourage stock ownership and proprietary interest in the Corporation by such persons. The 1999 Long-Term Incentive Stock Plan is intended to provide plan participants with stock-based incentive compensation which is not subject to the deduction limitation rules prescribed under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and should be construed to the extent possible as providing for remuneration which is "performance-based compensation" within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder.

ARTICLE II -- DEFINITIONS

     Unless the context clearly indicates otherwise, the following terms shall have the following meanings:

          a. "AWARD" means, individually or in the aggregate, an award granted to a Participant under the Plan in the form of an Option, a Stock Award, or an SAR, or any combination of the foregoing.

          b. "BOARD" means the Board of Directors of Health Management Systems, Inc.

          c. "COMMITTEE" means the Compensation Committee of the Board of Directors, a subcommittee thereof, or such other committee as may be appointed by the Board of Directors. The Committee shall be comprised of two or more members of the Board of Directors who shall be "non-employee directors" under Rule 16b-3 of the Exchange Act and "outside directors" under Section 162(m) of the Code.

          d. "CORPORATION" means Health Management Systems, Inc., or any entity that is directly or indirectly controlled by Health Management Systems, Inc., and its subsidiaries.

          e. "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

          f. "FAIR MARKET VALUE" means the fair market value of a Share as of the relevant date of determination, as determined in accordance with a valuation methodology approved by the Committee. In the absence of any alternative valuation methodology approved by the Committee, the Fair Market Value of a Share shall equal the average of the highest and the lowest quoted selling price of a Share as reported on the composite tape for the principal national securities exchange on which the Shares are traded on that date, or, in the event that the Shares are not listed for trading on a national securities exchange but are quoted on an automated system, on such automated system, in any such case on the valuation date (or, if there were no sales on the valuation date, the average of the highest and the lowest quoted selling prices as reported on said composite tape or automated system for the most recent day before the valuation date during which a sale occurred).

          g. "INCENTIVE STOCK OPTION" means a stock option that complies with
     Section 422 of the Code, or any successor law.

          h. "NON-QUALIFIED STOCK OPTION" means a stock option that does not meet the requirements of Section 422 of the Code, or any successor law.

          i. "OPTION" means an option awarded under Article VI to purchase Shares. An Option may be either an Incentive Stock Option or a Non-Qualified Stock Option, as determined by the Committee in its sole discretion.

          j. "PARTICIPANT" means, (i) with respect to an Incentive Stock Option, any full-time employee of the Corporation, including an officer or director of the Corporation and (ii) with respect to all other Awards which may be granted under the Plan, any individual employed by, or performing services for, the Corporation, including, without limitation, officers and directors of the Corporation.

          k. "PLAN" means this Health Management Systems, Inc. 1999 Long-Term Incentive Stock Plan, as amended and restated from time to time.

          l. "PRIOR PLAN" means the Health Management Systems, Inc. Stock Option and Restricted Stock Purchase Plan, as amended and restated from time to time.

          m. "SAR" means a stock appreciation right.

          n. "SHARES" means shares of the Corporation's common stock, $.01 par value per share.

          o. "STOCK AWARD" means an Award made under Article VI in Shares.

          p. "SUBSTITUTE AWARD" has the meaning set forth in Article V(b).

     The term "CHANGE OF CONTROL" has the meaning set forth in Article X.

ARTICLE III -- EFFECTIVE DATE AND DURATION

     The Plan shall become effective upon its approval by the shareholders of the Corporation. Prior to such shareholder approval, the Committee may grant Awards conditioned on shareholder approval. If such shareholder approval is not obtained at or before the first annual meeting of shareholders to occur after the adoption of the Plan by the Board (including any adjournment or adjournments thereof), the Plan and any Awards made thereunder shall terminate ab initio and be of no further force and effect. In no event shall any Awards be made under the Plan after January 10, 2009, which is the day before the tenth anniversary of the date of the Plan's adoption by the Board.

ARTICLE IV -- ADMINISTRATION

     The Committee shall be responsible for administering the Plan, and shall have full power to interpret the Plan and to adopt such rules, regulations and guidelines for carrying out the Plan as it may deem necessary or appropriate. This power includes, but is not limited to, selecting Award recipients, establishing all Award terms and conditions, adopting procedures and regulations governing Awards, and making all other determinations necessary or advisable for the administration of the Plan. All decisions made by the Committee shall be final and binding on all persons.

     The Committee may delegate some or all of its power to the Chairman and Chief Executive Officer or other executive officer of the Corporation as the Committee deems appropriate; provided, that (i) the Committee may not delegate its power with regard to the grant of an Award to any person who is a "covered employee" within the meaning of Section 162(m) of the Code, or any successor law, or who, in the Committee's judgment, is likely to be a covered employee at any time during the period an Award to such employee would be outstanding, and (ii) the Committee may not delegate its power with regard to the selection for participation in the Plan of an officer or other person subject to Section 16 of the Exchange Act or decisions concerning the timing, pricing or amount of an Award to such an officer or other person.

ARTICLE V -- AVAILABLE SHARES

     a. General. Subject to adjustment as provided in Article V(d) of the Plan, the number of Shares that may be issued under the Plan shall not exceed, in the aggregate, 6,251,356 shares, comprised of:

          (i) 4,751,356 shares of Common Stock that were originally authorized for issuance under the Prior Plan; plus

          (ii) 1,500,000 newly authorized and unissued shares of Common Stock.

     Shares issued under this Plan may be either authorized but unissued shares, treasury shares or any combination thereof. No fractional Shares shall be issued. Cash may be paid in lieu of any fractional Shares in settlement of Awards.

     b. Rules Applicable to Determining Shares Available for Issuance. For purposes of determining the number of Shares that remain available for issuance, the following shares shall be added back to the limit set forth in Article V(a) above and again be available for Awards:

          (i) The number of Shares tendered to pay the exercise price of an Option or other Award;

          (ii) The number of Shares withheld from any Award to satisfy a Participant's tax withholding obligations or, if applicable, to pay the exercise price of an Option or other Award;

          (iii) The number of Shares subject to an Option or other outstanding Award which are not issued by reason of the expiration, termination, cancellation or forfeiture of such Award; and

          (iv) Any Shares acquired pursuant to the exercise of an Option or other Award which thereafter are repurchased by the Corporation.

     In addition, the number of Shares subject to Awards that are granted in substitution of an option or other award (a "Substitute Award") issued by an entity acquired by (or whose assets are acquired by) the Corporation shall not reduce the number of Shares available under the Plan.

     c. Special Limits. The number of Shares for which Awards may be granted to any person in any fiscal year shall not exceed 300,000.

     d. Adjustments. In the event of any stock dividend, stock split, combination or exchange of securities, merger, consolidation, recapitalization, spin-off or other distribution (other than normal cash dividends) of any or all of the assets of the Corporation to shareholders, or any other similar change or event, such proportionate adjustments, if any, as the Committee in its discretion may deem appropriate to reflect such change or event shall be made with respect to the number and class of securities available under the Plan, the number and class of securities subject to each outstanding Option and the purchase price per security, the terms of each outstanding SAR, and the number and class of securities subject to each outstanding Stock Award shall be appropriately adjusted by the Committee, such adjustments to be made in the case of outstanding Options without an increase in the aggregate purchase price. If any such adjustment would result in a fractional security being (a) available under the Plan, such fractional security shall be disregarded, or (b) subject to an Award, the Corporation shall pay the holder of such Award, in connection with the first vesting, exercise or settlement of such Award in whole or in part occurring after such adjustment, an amount in cash determined by multiplying (i) the fraction of such security (rounded to the nearest hundredth) by (ii) the excess, if any, of (A) the Fair Market Value on the vesting, exercise or settlement date over (B) the exercise price, if any, of such Award.

ARTICLE VI -- AWARDS

     a. General. The Committee shall determine the type or types of Award(s) to be made to each Participant. Awards may be granted singly, in combination or in tandem. In the sole discretion of the Committee, Awards also may be made in combination or in tandem with, in replacement of, as alternatives to, or as the payment form for grants or rights under any other compensation plan of the Corporation including a plan of any entity acquired by (or whose assets are acquired by) the Corporation. The Committee shall have full authority to determine and specify in the applicable agreement reflecting an Award the effect, if any, that a Participant's termination of employment for any reason will have on the vesting, exercisability, payment or lapse of restrictions applicable to an Award. With respect to the foregoing, the terms and conditions of an Incentive Stock Option may (but need not) include any of the following provisions:

          (i) In the event the full-time employment of a Participant is terminated by the Corporation or any parent or subsidiary (as those terms are defined in Sections 424(e) and 424(f) of the Code, or any successor law) of the Corporation for any reason other than "for cause," as determined by the Board, the unexercised portion of any Incentive Stock Option held by such Participant at that time may only be exercised within three months after the date on which the Participant ceased to be so employed, and only to the extent that the Participant could have otherwise exercised such Incentive Stock Option as of the date on which he ceased to be so employed.

          (ii) In the event the full-time employment of a Participant is terminated by the Corporation or any parent or subsidiary (as those terms are defined in Sections 424(e) and 424(f) of the Code, or any successor law) of the Corporation "for cause," as determined by the Board, or if such employment is terminated voluntarily by the Participant, the unexercised portion of any Incentive Stock Option held by such Participant shall terminate immediately effective the date the Participant ceased to be so employed.

          (iii) In the event a Participant shall cease to be employed by the Corporation or any parent or subsidiary (as those terms are defined in Sections 424(e) and 424(f) of the Code, or any successor law) of the Corporation on a full time basis by reason of his "disability" (within the meaning of Section 422 of the Code or any successor law) or on account of death or retirement, the unexercised portion of any Incentive Stock Option held by such Participant at that time may only be exercised within one year after the date on which the Participant ceased to be so employed (or for such shorter exercise periods that may apply for purposes of Section 422 of the Code, or any successor law), and only to the extent that the Participant could have otherwise exercised such Incentive Stock Option as of the date on which the Participant ceased to be so employed.

     b. Types of Awards. The types of Awards that may be granted under the Plan are:

          (i) Options. An Option shall represent the right to purchase a specified number of Shares during a specified period up to ten years as determined by the Committee. The purchase price per Share for each Option shall not be less than 100% (110% in the case of an Incentive Stock Option granted to an optionee ("10% Stockholder") who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation or its parent (as defined in Section 424(e) of the Code, or any successor law) or its subsidiaries) of the Fair Market Value on the date of grant; provided, that a Substitute Award may be granted with a purchase price per Share that is intended to preserve the economic value of the award which the Substitute Award replaced. The term of each Option shall be fixed by the Committee, but no Incentive Stock Option shall be exercisable more than ten years (five years, in the case of an Incentive Stock Option granted to a 10% Stockholder) after the date on which the Option is granted. If an Option is granted retroactively in substitution for an SAR, the Fair Market Value in the Award agreement may be the Fair Market Value on the grant date of the SAR. An Option may be in the form of an Incentive Stock Option or a Non-Qualified Stock Option, as determined by the Committee. The Shares covered by an Option may be purchased, in accordance with the applicable Award agreement, by cash payment or such other method permitted by the Committee, including (1) tendering Shares valued at the Fair Market Value at the date of exercise; (2) authorizing a third party to sell the Shares (or a sufficient portion thereof) acquired upon exercise of an Option, and assigning the delivery to the Corporation of a sufficient amount of the sale proceeds to pay for all the Shares acquired through such exercise and any tax withholding obligations resulting from such exercise; or (3) any combination of the above. In the case of an Incentive Stock Option, the aggregate Fair Market Value of Shares (determined at the time of grant of the Option) with respect to which Incentive Stock Options are exercisable for the first time by an optionee during any calendar year (under all such plans of optionee's employer corporation and its parent and subsidiaries (as those terms are defined in Sections 424(e) and 424(f) of the Code, or any successor law)) shall not exceed $100,000.

          (ii) SARs. An SAR shall represent a right to receive a payment, in cash, Shares or a combination, equal to the excess of the Fair Market Value of a specified number of Shares on the date the SAR is exercised over the Fair Market Value on the grant date of the SAR as set forth in the Award agreement, except that if an SAR is granted retroactively in substitution for an Option, the designated Fair Market Value in the Award agreement may be the Fair Market Value on the grant date of the Option. An SAR may be granted alone or in addition to other Awards, or in tandem with an Option. An SAR granted in tandem with an Option may be granted either at the same time as such Option or subsequent thereto. If granted in tandem with an Option, an SAR shall cover the same number of Shares as covered by the Option (or such lesser number of shares as the Committee may determine) and shall be exercisable only at such time or times and to the extent the related Option shall be exercisable, and shall have the same term and exercise price as the related Option (which, in the case of an SAR granted after the grant of the related Option, may be less than the Fair Market Value per Share on the date of grant of the tandem SAR). Upon exercise of an SAR granted in tandem with an Option, the related Option shall be canceled automatically to the extent of the number of Shares covered by such exercise; conversely, if the related Option is exercised as to some or all of the Shares covered by the tandem grant, the tandem SAR shall be canceled automatically to the extent of the number of Shares covered by the Option exercise.

          (iii) Stock Awards. A Stock Award shall represent an Award made in or valued in whole or in part by reference to Shares, such as performance or phantom shares or units. Stock Awards may be payable in whole or in part in Shares. All or part of any Stock Award may be subject to conditions and restrictions established by the Committee, and set forth in the Award agreement or other plan or document, which may include, but are not limited to, continuous service with the Corporation, and/or the achievement of one or more performance goals. The performance criteria that may be used by the Committee in granting Stock Awards contingent on performance goals shall consist of total shareholder return, net sales, operating income, income before income taxes, net income, net income per share (basic or diluted), profitability as measured by return ratios, including return on invested capital, return on equity and return on investment, cash flows, market share or cost reduction goals. The Committee may select one criterion or multiple criteria for measuring performance, and the measurement may be based on Corporation or business unit performance, or based on comparative performance with other companies.

ARTICLE VII -- DIVIDENDS AND DIVIDEND EQUIVALENTS

     The Committee may provide that any Awards under the Plan earn dividends or dividend equivalents. Such dividends or dividend equivalents may be paid currently or may be credited to a Participant's Plan account. Any crediting of dividends or dividend equivalents may be subject to such restrictions and conditions as the Committee may establish, including reinvestment in additional Shares or Share equivalents.

ARTICLE VIII -- PAYMENTS AND PAYMENT DEFERRALS

     Payment of Awards may be in the form of cash, Shares, other Awards or combinations thereof as the Committee shall determine, and with such restrictions as it may impose. The Committee, either at the time of grant or by subsequent amendment, may require or permit Participants to elect to defer the issuance of Shares or the settlement of Awards in cash under such rules and procedures as it may establish under the Plan. It also may provide that deferred settlements include the payment or crediting of interest on the deferral amounts, or the payment or crediting of dividend equivalents where the deferral amounts are denominated in Share equivalents.

ARTICLE IX -- TRANSFERABILITY

     a. Unless otherwise specified in an Award agreement, Awards shall not be transferable or assignable other than by will or the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company. The interests of Participants under the Plan are not subject to their debts or other obligations and, except as may be required by the tax withholding provisions of Code or any state's income tax act, or pursuant to an agreement between a Participant and the Corporation, may not be voluntarily sold, transferred, alienated, assigned or encumbered.

     b. Notwithstanding the foregoing, the Committee, in its discretion and subject to such limitations and conditions as the Committee deems appropriate, may (i) amend Awards of Incentive Stock Options to convert the Options granted thereby to Non-Qualified Stock Options, or (ii) grant Non-Qualified Stock Options, in each case on terms which permit the Participant to transfer all or a part of the Option, for estate or tax planning purposes or for donative purposes, and without consideration, to a member of the Participant's immediate family (as defined by the Committee), a trust for the exclusive benefit of such immediate family members, or a partnership, corporation or limited liability company the equity interests of which are owned exclusively by the Participant and/or one or more members of the Participant's family.

ARTICLE X -- CHANGE OF CONTROL

     Either in contemplation of or in the event of a Change of Control (as defined below), the Committee may provide for appropriate adjustments (including acceleration of vesting and settlements of or substitutions for Awards either at the time an Award is granted or at a subsequent date).

     A "Change of Control" shall occur when:

          a. a "Person" (which term, when used in this Article X, shall have the meaning it has when it is used in Section 13(d) of the Exchange Act, but shall not include the Corporation, any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, or any corporation owned, directly or indirectly, by the shareholders of the Corporation in substantially the same proportions as their ownership of Voting Stock (as defined below) of the Corporation) is or becomes, without the prior consent of a majority of the Continuing Directors of the Corporation (as defined below), the Beneficial

     Owner (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of Voting Stock (as defined below) representing twenty percent or more of the combined voting power of the Corporation's then outstanding securities; or

          b. the shareholders of the Corporation approve a reorganization, merger or consolidation or the Corporation sells, or otherwise disposes of, all or substantially all of the Corporation's property and assets, or the Corporation liquidates or dissolves (other than a reorganization, merger, consolidation or sale which would result in all or substantially all of the beneficial owners of the Voting Stock of the Corporation outstanding immediately prior thereto continuing to beneficially own, directly or indirectly (either by remaining outstanding or by being converted into voting securities of the resulting entity), more than fifty percent of the combined voting power of the voting securities of the Corporation or such entity resulting from the transaction (including, without limitation, an entity which as a result of such transaction owns the Corporation or all or substantially all of the Corporation's property or assets, directly or indirectly) outstanding immediately after such transaction in substantially the same proportions relative to each other as their ownership immediately prior to such transaction); or

          c. the individuals who are Continuing Directors of the Corporation (as defined below) cease for any reason to constitute at least a majority of the Board of the Corporation.

     The term "Continuing Director" means (i) any member of the Board who is a member of the Board immediately after the 1999 annual meeting of shareholders, or (ii) any person who subsequently becomes a member of the Board whose nomination for election or election to the Board is recommended or approved by a majority of the Continuing Directors. The term "Voting Stock" means all capital stock of the Corporation which by its terms may be voted on all matters submitted to shareholders of the Corporation generally.

ARTICLE XI -- AWARD AGREEMENTS

     Awards may be evidenced by an agreement that sets forth the terms, conditions and limitations of such Award. Such terms may include, but are not limited to, the term of the Award, the provisions applicable in the event the Participant's employment terminates, and the Corporation's authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind any Award. The Committee need not require the execution of any such agreement by a Participant, in which case acceptance of the Award by the respective Participant shall constitute agreement by the Participant to the terms of the Award.

ARTICLE XII -- AMENDMENTS

     The Board may amend the Plan at any time as it deems necessary or appropriate, subject to any requirement of shareholder approval required by applicable law, rule or regulation, including Section 162(m) and Section 422 of the Code, or any successor law; provided, however, that no amendment shall be made without shareholder approval if such amendment would increase the maximum number of Shares available under the Plan (subject to Article V(d)), or effect any change inconsistent with Section 422 of the Code, or any successor law. No amendment may impair the rights of a holder of an outstanding Award without the consent of such holder. The Board may suspend the Plan or discontinue the Plan at any time; provided, that no such action shall adversely affect any outstanding Award.

ARTICLE XIII -- MISCELLANEOUS PROVISIONS

     a. Employment Rights. The Plan does not constitute a contract of employment and participation in the Plan will not give a Participant the right to continue in the employ of the Corporation on a full-time, part-time, or any other basis. Participation in the Plan will not give any Participant any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan.

     b. Governing Law. Except to the extent superseded by the laws of the United States, the laws of the State of New York, without regard to its conflict of laws principles, shall govern in all matters relating to the Plan.

     c. Severability. In the event any provision of the Plan shall be held to be illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if such illegal or invalid provisions had never been contained in the Plan.

     d. Withholding. The Corporation shall have the right to withhold from any amounts payable under the Plan all federal, state, foreign, city and local taxes as shall be legally required.

     e. Effect on Other Plans or Agreements. Payments or benefits provided to a Participant under any stock, deferred compensation, savings, retirement or other employee benefit plan are governed solely by the terms of such plan.

     f. Foreign Employees. Without amending the Plan, the Committee may grant awards to eligible persons who are foreign nationals on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan and, in furtherance of such purposes, the Committee may make such modifications, amendments, procedures, subplans and the like as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which the Corporation or its subsidiaries operates or has employees.

                         HEALTH MANAGEMENT SYSTEMS, INC.
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned appoints William F. Miller III and Philip Rydzewski, and any one of them, as proxies, to vote all shares of Common Stock of Health Management Systems, Inc. (the "Company") held of record by the undersigned as of April 17, 2002, the record date with respect to this solicitation, at the Annual Meeting of Shareholders of the Company to be held at 401 Park Avenue South, New York, New York 10016 on Tuesday, June 4, 2002, at 11:00 A.M. and any adjournments thereof, upon the following matters:

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4 ON THE REVERSE HEREOF. IF ANY NOMINEE DECLINES OR IS UNABLE TO SERVE AS A DIRECTOR, THEN THE PERSONS NAMED AS PROXIES SHALL HAVE FULL DISCRETION TO VOTE FOR ANY OTHER PERSON DESIGNATED BY THE BOARD OF DIRECTORS.

                                     (OVER)

--------------------------------------------------------------------------------
                            - FOLD AND DETACH HERE -

                                                              Please mark
                                                              your votes as
                                                              indicated in
                                                              this example   [X]

1. ELECTION OF DIRECTORS:

        FOR all nominees                                  WITHHOLD
       listed to the right                                AUTHORITY
    (except as marked to the                     to vote for all nominees
           contrary)                                listed to the right

             [ ]                                             [ ]


                                                                                         FOR        AGAINST        ABSTAIN
2. Ratification of award of options to purchase shares of HMSY Common Stock to
Mr. James T. Kelly.                                                                      [ ]          [ ]            [ ]


                                                                                         FOR        AGAINST        ABSTAIN

3. Ratification of amendments to the Company's 1999 Long-Term Incentive Stock
Plan.                                                                                    [ ]          [ ]            [ ]

NOMINEES: 01 Randolph G. Brown, 02 James T. Kelly, 03 Galen D. Powers


---------------------------------------------
FOR, except for the following nominee(s)



4. Ratification of the selection of KPMG LLP as the Company's independent accountants for the fiscal year ending December 31, 2002.


             FOR                  AGAINST                 ABSTAIN

             [ ]                    [ ]                     [ ]



5. To transact such other business as may properly come before the meeting or any adjournment thereof.



SIGNATURE                                       SIGNATURE                                  DATE
         ------------------------------------            -------------------------------       ---------------

NOTE: PLEASE SIGN AS NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.


--------------------------------------------------------------------------------
                            - FOLD AND DETACH HERE -






                                          ANNUAL
                                          MEETING OF
HEALTH MANAGEMENT SYSTEMS, INC.           SHAREHOLDERS
                                          JUNE 4, 2002
                                          401 PARK AVENUE SOUTH
                                          NEW YORK, NEW YORK 10016